EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Lightwave Logic, Inc.

We hereby consent to the incorporation by reference in the registration statements of Lightwave Logic, Inc. on Form S-8 (No. 333-234737), Form S-8 (No. 333-213541), Form S-8 (No. 333-189943), Form S-8 (No. 333-198916) and Form S-3 (No. 333-250088) of our audit report dated March 31, 2021 relating to the financial statements of Lightwave Logic, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of the Company filed on March 31, 2021.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: March 31, 2021